As filed with the Securities and Exchange Commission on September 13, 1999
                                             Registration No. 333-86797
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ________________
                               AMENDMENT NO. 1
                                      TO
                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ________________
                           PRENTISS PROPERTIES TRUST
            (Exact name of registrant as specified in its charter)

          Maryland                                    75-2661588
(State or other jurisdiction of         (I.R.S. Employer Identification Number)
incorporation or organization)


3890 W. Northwest Highway, Suite 400                J. Kevan Dilbeck
      Dallas, Texas 75220                      Prentiss Properties Trust
        (214) 654-0886                      3890 W. Northwest Highway, Suite 400
(Address, including zip code, and                 Dallas, Texas 75220
telephone number, including area                    (214) 654-0886
 code, of registrant's principal          (Name, address, including zip code,
      executive offices)                    and telephone number, including
                                            area code, of agent for service)

                                   Copy to:
                           Michael E. Dillard, P.C.
                   Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                        1700 Pacific Avenue, Suite 4100
                              Dallas, Texas 75201
                                (214) 969-2800

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:[_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

          If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box: [_]

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
   Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                Subject to Completion, Dated September 13, 1999

Prospectus


                           Prentiss Properties Trust
                     3890 W. Northwest Highway, Suite 400
                              Dallas, Texas 75220
                                (214) 654-0886

                                 20,126 Shares
                     Common Shares of Beneficial Interest

     This prospectus relates to 20,126 common shares of beneficial interest that we may issue to the holders of 20,126 units of limited partnership interest in Prentiss Properties Acquisition Partners, L.P., upon redemption of such units.

     The common shares trade on the New York Stock Exchange under the symbol
"PP."

                              ____________________

     Consider carefully the risk factors beginning on page 3 of this prospectus.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

           The date of this prospectus is ___________________, 1999

                               Table of Contents

                                                            Page
                                                            ----
Risk Factors.............................................    3
Forward-Looking Statements...............................    3
About this Prospectus....................................    4
The Company..............................................    5
Use of Proceeds..........................................    5
Description of Shares of Beneficial Interest.............    6
Registration Rights......................................    8
Restrictions on Ownership and Transfer...................    9
Description of Partnership Units.........................   11
Federal Income Tax Considerations........................   19
Plan of Distribution.....................................   34
Legal Opinions...........................................   34
Experts..................................................   35
Where You Can Find More Information......................   35

                                 Risk Factors

     You should carefully consider the following information in conjunction with the other information contained in this prospectus, any prospectus supplement and the documents and risk factors incorporated by reference herein before making any investment decision relating to the common shares.

Redeeming partnership units may cause adverse tax consequences.

     If we exercise our right to acquire partnership units in exchange for cash or common shares, your redemption of such partnership units will be treated for tax purposes as a fully taxable sale of the partnership units. This means that you would realize a gain in an amount equal to (A) the sum of the cash received or the value of the common shares received plus the amount of any operating partnership liabilities allocable to the redeemed partnership units minus (B) your adjusted tax basis in your partnership units. The following risks arise from the taxable nature of your redemption of partnership units:

     . The gain you recognize, or even the tax liability resulting from such gain, could exceed the amount of cash and the value of the common shares that the limited partner receives upon such disposition.

     . Fluctuations in the market price of the common shares may limit your ability to sell common shares in order to raise cash to pay the tax liabilities associated with the redemption of partnership units.

     . The price you receive for such shares may not equal the value of the partnership units you redeemed.

     If we do not exercise our right to acquire partnership units tendered for redemption for cash or common shares, and the operating partnership redeems such partnership units for cash, the tax consequences may differ.

You may lose your rights and benefits as a limited partner of the operating partnership if you redeem your partnership units.

     Upon redemption of all or a portion of your partnership units, you may receive cash or, if we or the general partner elects, common shares in exchange for your partnership units. The following are the effects of receiving cash from us or the operating partnership:

     . You will not have any interest in us or the operating partnership, except to the extent that you retain partnership units.

     . You would not benefit from any subsequent increases in the value of common shares.

     . You would not receive any future distributions from us or the operating partnership unless you retain or acquire in the future additional common shares or partnership units.

     If you receive common shares, you will become one of our shareholders rather than a holder of partnership units in the operating partnership. Becoming one of our shareholders would expose you to normal risks of share ownership, including the risk of potential decline in the market value of your common shares.

                          Forward-Looking Statements

     This prospectus, any prospectus supplement and the documents incorporated by reference herein may contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this prospectus, words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project," and similar expressions, as they relate to us or our management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to us. These forward-looking statements are subject to certain risks, uncertainties and assumptions, including risks, uncertainties and assumptions related to the following:

 .  The geographic concentration of our properties;       .  Conflicts of interest;

 .  Our real estate acquisition, redevelopment,           .  Change in our investment, financing and borrowing
   development and construction activities;                 policies without shareholder approval;

 .  Factors that could cause poor operating performance   .  Our dependence on key personnel;
   of our properties;

 .  Our incurrence of debt;                               .  Our third-party property management, leasing,
                                                            development and construction business and related
                                                            services; and

 .  Limited ability of shareholders to effect a change    .  Effect of shares available for future sale on price of
   of control;                                              common shares.

 .  Our failure to qualify as a REIT;

     Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected or projected. Such forward-looking statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions, relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the various factors identified in this prospectus, any prospectus supplement and the documents incorporated by reference herein, which could cause actual results to differ, including particularly those discussed in the section entitled "Risk Factors" in this prospectus and in our filings under the Exchange Act.


                             About This Prospectus

     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf registration" process. Under this shelf process, we may, from time to time, issue common shares to the holders of 20,126 units of limited partnership interest in the operating partnership in exchange for any partnership units the limited partners may tender for redemption. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                                  The Company

     We are a self-administered and self-managed Maryland REIT that acquires, owns, manages, leases, develops and builds office and industrial properties throughout the United States. We are self-administered in that we provide our own administrative services, such as accounting, tax and legal, internally through our own employees. We are self-managed in that we internally provide all the management and maintenance services that our properties require through our own employees, such as property managers, leasing professionals and engineers. As of June 30, 1999, we owned interests in a diversified portfolio of 234 primarily suburban Class A office and suburban industrial properties, including development projects, as follows:


                                          Number of       Net Rentable      Number of     Percent
                                          ---------       ------------      ---------     -------
                                          Buildings       Square Feet        Tenants      Leased
                                          ---------       -----------        -------      ------
          Office Properties..........           120       12.9 million          1,212         95%
          Industrial Properties......           102        6.6 million            309         96%
          Office and Industrial
            Development Projects.....            12        1.5 million            N/A         N/A
                                          ---------       ------------      ---------
              TOTAL..................           234       21.0 million          1,521
                                          =========       ============      =========

     In addition to the properties that we own, we manage approximately
25.4 million "net rentable square feet" in office, industrial and other properties that are owned by unrelated third parties. The term "net rentable square feet" is used in the industry to refer to the area of a property for which a tenant is required to pay rent and includes the actual rentable area plus a portion of the common areas of the property allocated to the tenant.

     Our properties are located in 12 core markets and three other markets which are all included in one of our six geographic segments as follows:

              Segment                                 Market
              -------                                 ------

          Mid-Atlantic Region       Metropolitan Washington, D.C.
          Midwest Region            Chicago, Detroit, Kansas City
          Northeast Region          Suburban Philadelphia
          Southeast Region          Atlanta
          Southwest Region          Dallas/Fort Worth, Houston, Denver, Austin
          West Region               San Diego, Los Angeles, San Francisco Bay
                                    Area, Sacramento, Arizona


We operate principally through the operating partnership and its subsidiaries and a subsidiary that acts as manager. Our regional management offices are located in Los Angeles, Dallas, Chicago, Washington, D.C., Atlanta and Philadelphia. We have approximately 700 employees with expertise in areas such as acquisitions, development, facilities management, property management and leasing.

                                Use of Proceeds

     We will not receive any cash proceeds from the issuance of the common shares to the limited partners but will acquire partnership units in exchange for any common shares that we may issue to a redeeming limited partner. With each such acquisition, our interest in the operating partnership will increase.

                 Description of Shares of Beneficial Interest

General

     The following summary of the material terms of the common shares is subject to the detailed provisions of the following:

     .    our current declaration of trust;

     .    our current bylaws;

     . our articles supplementary relating to our Series A Cumulative Convertible Preferred Shares of beneficial interest, $0.01 par value per share;

     . our articles supplementary relating to our Junior Participating Cumulative Preferred Shares of beneficial interest, Series B, $0.01 par value per share; and

     . our articles supplementary relating to our 8.30% Series B Cumulative Redeemable Perpetual Preferred Shares of beneficial interest,
          $0.01 par value per share.



The following summary does not purport to be complete or to give full effect to the provisions of statutory or common law and should be read in conjunction with the terms of our declaration of trust, bylaws and articles supplementary.

     Our declaration of trust allows us to issue up to 100,000,000 common shares and 20,000,000 preferred shares of beneficial interest, $0.01 par value per share. As of August 25, 1999, there were 37,947,919 common shares, 3,773,585 Series A Preferred Shares, no Series B Junior Preferred Shares and no Series B Preferred Shares issued by us and outstanding. As permitted by Maryland REIT law, our declaration of trust allows our board of trustees, without any action by our shareholders, to amend our declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we may issue.

     As a Maryland REIT, we are subject to Maryland REIT law and Maryland corporation law, as amended. Both Maryland REIT law and our declaration of trust provide that you will not be personally liable for any of our obligations solely as a result of your status as our shareholder. Our bylaws further provide that we must indemnify you against any claim or liability to which you may become subject by reason of your being or having been a shareholder or former shareholder. In addition, we must pay or reimburse you for all legal and other expenses reasonably incurred by you in connection with any such claim or liability successfully defended. It is our policy to include a clause in our contracts which provides that shareholders will not be personally liable for obligations entered into on our behalf. However, with respect to tort claims, contractual claims where shareholder liability is not removed, claims for taxes and statutory liability, you may, in some jurisdictions, be personally liable to the extent that we do not satisfy such claims. Inasmuch as we carry public liability insurance that we consider adequate, any risk of liability to you is limited to situations in which our assets plus our insurance coverage would be insufficient to satisfy the claims against us and our shareholders.

Common Shares

     All common shares offered by this prospectus will be duly authorized, fully paid and nonassessable, and the holders thereof will not have preemptive or appraisal rights. As a holder of our common shares, you are entitled to the following:

     . To receive dividends if, as and when authorized and declared by our board of trustees out of legally available assets. We intend to pay quarterly dividends to the holders of our common shares.

     . To share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding-up after payment of, or adequate provision for, all of our known debts and liabilities.

     . To one vote per share on all matters voted on by shareholders, including elections of trustees. Our declaration of trust does not allow cumulative voting in the election of trustees, which means the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election.

Your rights to dividends and liquidation preferences are subject to the preferential rights of any of our other shares or series of shares of beneficial interest and to the provisions of our declaration of trust regarding shares-in-trust. Your voting rights are subject to the provisions of our declaration of trust regarding shares-in-trust.

     Pursuant to Maryland REIT law, a REIT generally cannot amend its declaration of trust or merge unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter. A REIT may establish a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, in the REIT's declaration of trust. Our declaration of trust provides for approval by a majority of all the votes entitled to be cast on the matter in all situations permitting or requiring action by the shareholders except with respect to the following, each of which requires the affirmative vote of the holders of two-thirds of the outstanding voting shares:

     .    The removal of trustees.

     . Any amendment to specific sections of our declaration of trust that relate to our board of trustees, restrictions on the transfer of shares-in-trust, amendments, and our termination.

     .    Our termination.

Our board of trustees may, by a two-thirds vote, amend our declaration of trust from time to time to qualify as a REIT under the Internal Revenue Code of 1986 or Maryland REIT law without the affirmative vote of our shareholders.

     The transfer agent and registrar for the common shares is First Chicago Trust Company of New York. The common shares trade on the New York Stock Exchange under the symbol "PP." We will apply to the New York Stock Exchange to list the additional common shares to be sold pursuant to any prospectus supplement, and we anticipate that such shares will be so listed.

Preferred Share Purchase Rights

     On February 6, 1998, we entered into a rights plan with First Chicago Trust Company of New York, as rights agent, to enable our shareholders to receive fair and equal treatment in the event of a third party's attempt to acquire us. The rights plan could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, us or a large block of our common shares.

     On February 17, 1998, we distributed as a dividend one purchase right for each outstanding common share. Each purchase right entitles the holder to purchase one one-thousandth of a share of the Series B Junior Preferred Shares at an exercise price of $85, subject to adjustment. The purchase rights are not currently exercisable and are attached to and trade with the outstanding common shares.

     The purchase rights become exercisable if a person or group acquires, obtains the right to acquire or announces a tender offer to acquire 10% or more of our outstanding common shares. If the acquiror is Security Capital Preferred Growth Incorporated, the threshold percentage is 11% instead of 10%. Each purchase right would then entitle its holder to acquire Series B Junior Preferred Shares at the exercise price or, at our option, common shares, cash, property or other securities, having a value equal to twice the exercise price of the purchase right.

     The purchase rights also become exercisable if we are acquired in a merger or other business combination or if 50% or more of our assets or earning power is transferred. Each purchase right would then entitle its holder, other than the acquiring person, to purchase securities of the surviving company having a market value equal to twice the exercise price of the purchase right.

     Until exercisable, the purchase rights will be evidenced by the common share certificates and will trade with the common share certificates. The purchase rights will expire on February 17, 2008. We may redeem each purchase right at a price of $0.001 at any time until ten days after an announcement that a person or group has acquired a 10% position in us. As a result, the purchase rights should not interfere with any merger or other business combination approved by our board of trustees.

Preferred Shares

     Our board of trustees may issue preferred shares in one or more series without shareholder approval. Our board of trustees may establish designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of our preferred shares. Thus, without shareholder approval, our board of trustees could authorize the issuance of preferred shares that could have the following effects:

     . the dilution of the voting power and other rights of the holders of common shares, and

     . the delay, deference or prevention of a takeover or other transaction that holders of some, or a majority, of the common shares might believe to be in their best interests or in which holders of some, or a majority, of the common shares might receive a premium for their common shares over the then-market-price of such common shares.

As of June 30, 1999, our board of trustees had designated 3,773,585 Series A Preferred Shares, all of which were outstanding, 1,900,000 Series B Preferred Shares, none of which were outstanding, and 1,000,000 Series B Junior Preferred Shares, none of which were outstanding.

                              Registration Rights

     This summary of the material terms of the Registration Rights Agreement, dated as of August 26, 1998, between us, the operating partnership, the general partner and the limited partners does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement.

     Your partnership units became exchangeable for common shares on August 26, 1999. Pursuant to the registration rights agreement, we agreed to file with the SEC a registration statement, of which this prospectus is a part, with respect to our issuance of common shares to you upon redemption of your partnership units. In addition, we agreed to file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the earlier of the following:

     . the date when all the common shares covered by this prospectus are issued or sold,

     . the date on which all of you agree to the withdrawal of this registration statement, or

     . the date on which all of the common shares covered by this prospectus could be sold in any three month period pursuant to Rule 144 under the Securities Act.

                    Restrictions on Ownership and Transfer

     In order to qualify as a REIT under the Internal Revenue Code, we must satisfy requirements concerning the ownership of our outstanding shares of beneficial interest. Specifically, no more than 50% in value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals or entities during the last half of a taxable year, other than the 1996 taxable year, and we must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, other than our 1996 taxable year.

     Because our board of trustees believes it is essential for us to continue to qualify as a REIT, our declaration of trust contains an ownership limitation that provides that no person may own more than 8.5% of the number of outstanding common shares, other than Michael V. Prentiss, who currently may own up to 15% of the number of outstanding common shares, or more than 9.8% of the number of outstanding preferred shares of any series, other than Security Capital, which may own all of the Series A Preferred Shares. Our board of trustees may, but is not required to, decrease the ownership limit applicable to Mr. Prentiss' ownership of common shares to as low as 9.8% of the outstanding common shares upon an increase in the number of outstanding common shares or a reduction of the number of common shares owned, directly or indirectly, by Mr. Prentiss. Upon any such adjustment, the ownership limitation applicable to other shareholders with respect to the common shares will be increased proportionately to a maximum of 9.8% of the number of outstanding common shares.

     As long as we receive evidence that our REIT status will not be lost, our board of trustees may exempt a recipient of common shares from the ownership limitation as follows:

     .    receipt of a ruling from the IRS,

     .    an opinion of counsel, or

     .    other evidence satisfactory to our board of trustees.

Our board of trustees has exempted Security Capital from the ownership limitation on the condition that Security Capital not own more than 11% of the number of outstanding common shares. Our board of trustees may monitor, modify, suspend or revoke Security Capital's 11% ownership limitation as may be required to maintain our REIT status. Our board of trustees may not grant an exemption from the ownership limitation to any proposed transferee if such exemption would result in the termination of our status as a REIT.

     Any transfer of common shares or preferred shares that causes any one of the following conditions to exist will be null and void, and the intended transferee will acquire no rights in such common shares or preferred shares:

     . any person owning, directly or indirectly, common shares or preferred shares in excess of the ownership limitation;

     . our outstanding shares being owned by fewer than 100 persons, determined without reference to any rules of attribution;

     . our being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code; or

     . our owning, directly or constructively, 10% or more of the ownership interests in one of our tenants or the operating partnership's real property, within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code.

If any purported transfer of common shares or preferred shares results in any of the four above conditions, the common shares or preferred shares in excess of the applicable limitation will be designated as "shares-in-trust" and transferred automatically to a share trust effective on the day before the purported transfer of such common shares or preferred shares. The record holder of the common shares or preferred shares that are designated as shares-in-trust will be required to submit such number of common shares or preferred shares to us for registration in the name of the share trust. We will designate the trustee of the share trust, but the trustee of the share trust will not be affiliated with us. We will name one or more charitable organizations as the share trust's beneficiary.

     Shares-in-trust will remain issued and outstanding common shares or preferred shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The share trust will receive all dividends and distributions on the shares-in-trust and will hold such dividends and distributions in trust for the benefit of the share trust's beneficiary. The share trustee will vote all shares-in-trust. The trustee of the share trust may transfer the shares-in-trust, provided the transferee:

     .    purchases such shares-in-trust for valuable consideration, and

     . acquires such shares-in-trust without such acquisition resulting in a transfer to another share trust and resulting in the redesignation of such common shares or preferred shares as shares-in-trust.

     The prohibited owner with respect to shares-in-trust:

     . will be required to repay to the share trust the amount of any dividends or distributions received by the prohibited owner that are attributable to any shares-in-trust, and

     . will generally receive from the share trustee the lower of (1) the amount paid by the prohibited owner for the common shares designated as shares-in-trust, or, in the case of a gift or devise, the "market price," as defined in our declaration of trust, per share on the date of such transfer, or (2) the amount received by the share trustee from the sale of such shares-in-trust. Any amounts received by the trustee of the share trust in excess of the amounts to be paid to the prohibited owner will be distributed to the share trust's beneficiary.

     The shares-in-trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of the following:

     . the price per share in the transaction that created such shares-in-trust, or, in the case of a gift or devise, the market price per share on the date of such transfer, or

     . the market price per share on the date that we, or our designee, accepts such offer.

We will have the right to accept such offer for a period of 90 days after the date of the purported transfer which resulted in such shares-in-trust.

     Any person who acquires or attempts to acquire common shares or preferred shares in violation of the above restrictions, or any person who owned common shares or preferred shares that were transferred to a share trust, is required to immediately give written notice to us and to provide us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

     Our declaration of trust requires all persons who own, directly or indirectly, more than 5%, or such lower percentages as required pursuant to regulations under the Internal Revenue Code, of the outstanding common shares and preferred shares, within 30 days after January 1 of each year, to provide us a written statement or affidavit stating their name and address, the number of common shares and preferred shares owned, and a description of how such shares are held. In addition, each direct or indirect shareholder must provide us such additional information as we may request in order to determine the effect, if any, of such ownership on our status as a REIT and to ensure compliance with the ownership limitation.

     The ownership limitation generally will not apply to the acquisition of common shares or preferred shares by an underwriter that participates in a public offering of such shares. In addition, our board of trustees, upon receipt of a ruling from the IRS or an opinion of counsel and upon such other conditions as our board of trustees may direct, may exempt a person from the ownership limitation. However, our board of trustees may not grant an exemption from the ownership limitation to any proposed transferee whose ownership, direct or indirect, of our shares of beneficial interest in excess of the ownership limitation would result in the termination of our status as a REIT. These restrictions will continue to apply until our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT and there is an affirmative vote of a majority of the votes entitled to be cast on such matter at a regular or special meeting of our shareholders.

     The ownership limitation could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders. All certificates representing common shares or preferred shares will bear a legend referring to the restrictions described above.

                       Description of Partnership Units

     The description of partnership units set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the operating partnership's limited partnership agreement, which is incorporated herein by reference as an exhibit to the registration statement of which this prospectus is a part.

General

     You, as a limited partner, have an exchange right to require the operating partnership to redeem all or a portion of your partnership units. Upon redemption, you will receive for each partnership unit redeemed cash in an amount equal to the market value of a common share, subject to adjustments for stock dividends, stock splits and distributions of options, warrants and convertible securities. The market value of the common shares for purposes of redeeming partnership units will be equal to the average, for the ten trading days prior to the day on which the redemption notice was received by the operating partnership, of (1) the sale price, as reported by the New York Stock Exchange, of the common shares, or (2) if no sale takes place on a particular day, the average of the closing bid and ask prices, as reported by the New York Stock Exchange.

     Generally, we or the general partner may, by giving you notice within five business days after receipt of your redemption notice, elect to acquire each partnership unit presented to the operating partnership for redemption for cash or for one common share, subject to adjustments in the event of stock dividends, stock splits or reverse stock splits. We intend to elect to acquire, in exchange for common shares, any partnership units presented to the operating partnership for redemption by you. In order to protect our qualification as a REIT, you cannot exercise your exchange right if our delivery of common shares to you would violate any one of our restrictions on transfers. If you redeem your partnership units, your right to receive distributions will cease. Upon the receipt of common shares, you will have rights as a holder of common shares from the time you acquire the common shares.

     You must notify the operating partnership and the general partner of your desire to redeem partnership units. In addition, you must request the redemption of at least 1,000 partnership units or, if you hold less than 1,000 partnership units, all of your partnership units. You may not deliver more than two notices of redemption per calendar year. The date of the exchange is the first business day of the month which is at least sixty business days after receipt of your notice of redemption. However, if we or the general partner intend to pay cash for your partnership units, we or the general partner may elect to delay the date of the exchange by up to 180 days to allow us to issue additional common shares to fund such cash redemption. The operating partnership may limit your ability to exercise your exchange rights if necessary to ensure that none of the ownership limitations or restrictions on transfers are violated and to ensure that the operating partnership does not constitute a "publicly traded partnership" under Section 7704 of the Internal Revenue Code. A publicly traded partnership is a partnership whose interests trade on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership may be treated as a corporation for federal income tax purposes.

Tax Consequences of Redemption

     The following discussion summarizes material federal income tax considerations that may be relevant to a limited partner who exercises his right to redeem his partnership units.

     Tax Treatment of Exchange or Redemption of Partnership Units.

     . If we elect to purchase partnership units tendered for redemption and such purchase is treated as a sale of the partnership units to us, it will be fully taxable to the limited partner. The limited partner will be treated as realizing for tax purposes an amount equal to the sum of the cash value or the value of the common shares received in the exchange plus the amount of any operating partnership liabilities allocable to the redeemed partnership units.

     . If we do not elect to purchase a limited partner's partnership units tendered for redemption, and the operating partnership redeems such partnership units for cash that we contribute to the operating partnership to effect such redemption, the redemption would also arguably be treated for tax purposes as a sale of such partnership units to us in a fully taxable transaction. In that event, the limited partner would be treated as realizing an amount equal to the sum of the cash received in the exchange plus the amount of any operating partnership liabilities allocable to the redeemed partnership units.

     . If we do not elect to purchase partnership units tendered for redemption, and the operating partnership redeems a limited partner's partnership units for cash that is not contributed by us to effect the redemption, the tax consequences would be the same as described above, except that, if the operating partnership redeems less than all of a limited partner's partnership units, the limited partner would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the amount of any operating partnership liabilities allocable to the redeemed partnership units, exceeded the limited partner's adjusted basis in all of its partnership units immediately before the redemption.

     . The same tax consequences as above would result if we contributed cash to the operating partnership to effect a redemption, and the redemption transaction were treated as the redemption of a limited partner's partnership units by the operating partnership rather than a sale of partnership units to us.

     Tax Treatment of Disposition of Partnership Units by a Limited Partner Generally. If a partnership unit is disposed of in a manner that is treated as a sale of the partnership unit, or a limited partner otherwise disposes of a partnership unit other than in a transaction that is treated as a redemption of the partnership unit, the determination of gain or loss from the sale or other disposition will be based on the difference between the amount considered realized for tax purposes and the adjusted tax basis in such partnership unit. Upon the sale of a partnership unit, the "amount realized" will be measured by the sum of the cash and fair market value of other property, such as common shares, received plus the amount of any operating partnership liabilities allocable to the partnership units sold. To the extent that the amount of cash or property received plus the allocable share of any operating partnership liabilities exceeds the limited partner's adjusted tax basis in the partnership units disposed of, such limited partner will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and/or the value of common shares received upon such disposition.

     Any gain or loss recognized upon a sale or other disposition of partnership units will be treated as gain or loss attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the sale of a partnership unit attributable to a limited partner's share of "unrealized receivables" of the operating partnership exceeds the basis attributed to those assets, such excess will be treated as ordinary income. It is possible that the amount of ordinary income can exceed the net amount of gain realized on the sale, in which event such excess will be treated as a capital loss. Unrealized receivables include, to the extent not previously included in operating partnership income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the operating partnership had sold its assets at their fair market value at the time of the transfer of a partnership unit.

     Basis of Partnership Units. In general, a limited partner that acquired its partnership units by contribution of property and/or money to the operating partnership had an initial tax basis in its partnership units equal to the following:

     . the amount of money contributed, including the limited partner's allocable share of recourse and nonrecourse liabilities of the operating partnership, plus

     . the limited partner's adjusted tax basis in any other property contributed in exchange for such partnership units, less

     . the amount of any money distributed and liabilities of the limited partner assumed, or to which assets were taken subject to, by the operating partnership, in connection with the acquisition of the partnership units.

The initial tax basis of partnership units acquired by other means would have been determined under the general rules of the Internal Revenue Code, including the partnership provisions, governing the determination of tax basis. Other rules, including the "disguised sale" rules, also may affect the initial tax basis, and limited partners are urged to consult their own tax advisors regarding their initial basis.

   Generally, a limited partner's initial tax basis in his partnership units is increased or decreased, but not below zero, on a going forward basis, as follows:

          Increases in Initial Tax Basis                         Decreases in Initial Tax Basis
          ------------------------------                         ------------------------------
     .  such limited partner's share of operating           .  such limited partner's share of operating
        partnership taxable and tax-exempt income and          partnership distributions,

                                                            .  decreases in such limited partner's allocable
     .  increases in such limited partner's allocable          share of liabilities of the operating
        share of liabilities of the operating                  partnership,
        partnership.
                                                            .  such limited partner's share of losses of the
                                                               operating partnership and

                                                            .  such limited partner's share of nondeductible
                                                               expenditures of the operating partnership that are
                                                               not chargeable to his capital account.

     Potential Application of the Disguised Sale Regulations to a Redemption of Partnership Units. There is a risk that a redemption by the operating partnership of partnership units issued in exchange for a contribution of property to the operating partnership may cause the original transfer of property to the operating partnership in exchange for partnership units to be treated as a "disguised sale" of property. The Internal Revenue Code and the Treasury Regulations thereunder concerning disguised sales generally provide that a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration, which may include the assumption of or taking subject to a liability, from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership. Further, the disguised sale regulations provide generally that if money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property, the transactions are presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. In addition, these disguised sale regulations require that any such transfer of money or other consideration within the two year period be reported to the IRS. The disguised sale regulations also provide that if two years have passed between the transfer of money or other consideration and the contribution of property, the transactions will be presumed not to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.

     Accordingly, if a partnership unit is redeemed by the operating partnership for a limited partner who holds partnership units that were issued in exchange for a contribution of property to the operating partnership, the disguised sale regulations may apply because the limited partner will thus receive cash subsequent to a previous contribution of property to the operating partnership. In that event, the IRS could contend that the contribution was taxable as a disguised sale under the disguised sale regulations. Any gain recognized thereby may be eligible for installment reporting under the Internal Revenue Code. In addition, in such event, the disguised sale regulations might apply to cause a portion of the proceeds received by a redeeming limited partner to be characterized as original issue discount on a deferred obligation which would be taxable as interest income in accordance with the original issue discount provisions of the Internal Revenue Code. Each limited partner is advised to consult its own tax advisors to determine whether redemption of its partnership units could be subject to the disguised sale regulations.

Comparison of Ownership of Partnership Units and Common Shares

     The nature of an investment in common shares is generally economically equivalent to your investment in partnership units in the operating partnership. There are, however, some differences between ownership of partnership units and ownership of common shares, some of which may be material to you. The tabular comparison below highlights a number of significant differences between the operating partnership and us relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, distributions, investor rights and federal income taxation. The table below also compares material legal rights associated with the ownership of partnership units and common shares. These comparisons are intended to assist you, as a limited partner, in understanding how your investment will be changed if your partnership units are redeemed for common shares. This discussion is summary in nature and is not a complete discussion of these matters, and you should carefully review the balance of this prospectus and the registration statement of which this prospectus is a part for additional information about us.

                                    Partnership Units                                  Common Shares
                                    -----------------                                  -------------
Form of            The operating partnership is organized as a          We are a Maryland REIT organized under
Organization       Delaware limited partnership. You and other          Maryland REIT law. We operate principally
                   holders of partnership units, other than the         through the operating partnership. As of
                   general partner, hold a limited partnership          June 30, 1999, we had a 95.7% limited
                   interest in the operating partnership.               partnership interest in the operating
                                                                        partnership.

Length of          The operating partnership has a stated termination   We have a perpetual term and intend to
Investment         date of December 31, 2050, although it may be        continue our operations for an indefinite
                   terminated earlier upon an event of bankruptcy,      time period.
                   reorganization, insolvency, the sale of
                   substantially all of the assets of the operating
                   partnership, the exchange of all limited
                   partnership interests or by election of the
                   general partner. The operating partnership has no
                   plans for the disposition of its assets.

Purpose and        The purpose of the operating partnership includes    Under our declaration of trust, we may
Permitted          the conduct of any business that may be lawfully     invest in and acquire, hold, manage,
Investments        conducted by a limited partnership formed under      administer, control and dispose of real
                   Delaware law. The business of the operating          property and interests in real property,
                   partnership is to be conducted in such a manner      including engaging in business as a REIT
                   that will permit us to be classified as a REIT for   under the Internal Revenue Code.
                   federal income tax purposes. The operating
                   partnership may, subject to the foregoing
                   limitation, invest or enter into partnerships,
                   joint ventures or similar arrangements and may own
                   interests in any other entity.

Capital            The operating partnership's limited partnership      Our board of trustees may authorize the
Contribution       agreement provides that if the operating             issuance of shares of beneficial interest
                   partnership requires additional funds, we or the     of any class, whether now or hereafter
                   general partner may borrow such funds from a         authorized, or securities or rights,
                   financial institution or other lender and lend       convertible into shares of beneficial
                   such funds to the operating partnership on the       interest, for such consideration as our
                   same terms and conditions as are applicable to the   board of trustees may deem advisable and in
                   general partner's or our borrowing of such funds.    accordance with our bylaws. We are not
                   Moreover, the general partner is authorized to       restricted under our governing instruments
                   cause the operating partnership to issue             from borrowing. The issuance of additional
                   partnership interests for less than fair market      common shares or other similar equity
                   value if (1) we have concluded in good faith that    securities may result in the dilution of
                   such issuance is in our best interest and the best   your interest as a shareholder.
                   interest

                   of the operating partnership and (2) the general partner makes a capital contribution in an amount equal to the proceeds of such issuance.

                   The general partner generally is obligated to contribute or cause us to contribute the proceeds of our share offerings as additional capital to the operating partnership. Upon such contribution, we or the general partner, as applicable, will receive additional partnership units, and our or the general partner's percentage interest in the operating partnership will increase. Conversely, your percentage interests in the operating partnership will decrease in the event of additional capital contributions by us or the general partner.

Potential          You are subject to the potential dilution of your    As a shareholder, you would be subject to
Dilution           limited partnership interests with respect to cash   potential dilution if our board of
                   available for distribution if the general partner,   trustees, in its discretion, decides to
                   in its sole discretion, causes the operating         issue additional common shares or other
                   partnership to issue additional partnership units    equity securities.
                   or other equity securities.

Management         The general partner, as the sole general partner     Our board of trustees has exclusive control
Control            of the operating partnership, has full, exclusive    over our business and affairs subject only
                   and complete responsibility and discretion in the    to the restrictions in our declaration of
                   management and control of the operating              trust and bylaws. Our board of trustees is
                   partnership. You generally have no authority as a    classified into three classes. At each
                   limited partner to transact business for, or         annual meeting of the shareholders, the
                   participate in the management activities or          successors of the class of trustees whose
                   decisions of, the operating partnership. However,    terms expire at that meeting will be
                   the consent of limited partners holding more than    elected for a term of three years. Our
                   50% of the limited partnership units held by such    board of trustees may alter or repeal our
                   partners is required for any amendment to the        bylaws without shareholder action.
                   operating partnership's limited partnership
                   agreement that would:

                   .    adversely affect your exchange rights,
                   .    adversely affect your right to receive cash
                        distributions,
                   .    alter the operating partnership's allocations
                        of income or loss, or
                   .    impose any obligations on you to make
                        additional contributions to the capital of the
                        operating partnership.

Management         The general partner will generally incur no          As required by our declaration of trust and
Liability and      liability to the operating partnership or any        our bylaws and as allowed by Maryland REIT
Indemnification    limited partner for losses or liabilities incurred   law, we must indemnify any trustee, officer
                   as a result of errors in judgment or of any act or   or shareholder against reasonable expenses
                   omission if the general partner acted in good        incurred for such person's defense of a
                   faith. The operating partnership's limited           proceeding related to such person's
                   partnership agreement also provides for the          capacity. We must also indemnify
                   indemnification of

                   us the general partner and our officers and          any trustee or officer against any claim or
                   directors from any and all losses arising from       liability unless the following is involved:
                   any claims, suits or proceedings that relate
                   to the operations of the operating partnership.      .    bad faith or deliberate dishonesty,
                                                                        .    receipt of an improper personal
                                                                             benefit or
                                                                        .    reasonable cause to believe his act or
                                                                             omission was unlawful.

                                                                        Pursuant to a provision in our declaration
                                                                        of trust, our trustees and officers will
                                                                        not be liable to us or our shareholders for
                                                                        money damages except for liability arising
                                                                        from:

                                                                        .    actual receipt of an improper personal
                                                                             benefit, or
                                                                        .    active and deliberate dishonesty

                                                                        We may indemnify our employees and other
                                                                        agents against liabilities incurred in
                                                                        connection with their service in such
                                                                        capacities.

Anti-takeover      Because, as of June 30, 1999, we held a 95.7%        Our declaration of trust, our bylaws and
Provisions         limited partnership interest in the operating        Maryland corporation law contain a number
                   partnership and own 100% of the general partner,     of provisions that may have the effect of
                   the existence of anti-takeover provisions is not a   delaying or discouraging an unsolicited
                   significant consideration to the holders of          proposal for the acquisition of us or the
                   partnership units.                                   removal of our incumbent management. In
                                                                        addition, preferred share purchase rights
                                                                        are attached to the common shares which may
                                                                        have anti-takeover effects.

Voting Rights      You do not have voting rights relating to the        As a shareholder, you would be entitled to
                   operation and management of the operating            one vote per share on all matters voted on
                   partnership except in connection with matters        by shareholders, including trustee
                   involving the following:                             elections, a merger or sale of
                                                                        substantially all of our assets, amendments
                   .    amendments to the operating partnership's       to our declaration of trust and our
                        limited partnership agreement,                  dissolution. We are managed and controlled
                   .    a general assignment for the benefit of         by a board of trustees, which consists of
                        creditors or an appointment of a custodian,     three classes having staggered terms of
                        receiver or trustee,                            office. Each class is elected by our
                   .    entering any proceedings for bankruptcy,        shareholders at their annual meetings. Each
                   .    admittance of any successor general partner or  common share has one vote. Our board of
                   .    dissolution of the operating partnership.       trustees may classify and issue preferred
                                                                        shares in one or more series having voting
                                                                        power which may differ from that of the
                                                                        common shares.

Amendment of the   Any amendment to the operating partnership's         .    Our board of trustees may amend our
Operating          limited partnership agreement requires the consent        declaration of trust to maintain REIT
Partnership's      of the general partner. The general partner may           qualification by a two-thirds vote

Limited            amend the operating partnership's limited                 without any shareholder action.
Partnership        partnership agreement without your consent or the    .    Our board of trustees may amend our
Agreement or       consent of any limited partner. However, limited          declaration of trust to increase or
our Declaration    partners holding more than 50% in interest in the         decrease the aggregate number of shares of
of Trust           operating partnership must consent to any                 beneficial interest or the number of shares
                   amendment that adversely affects the following            of any class of beneficial interest that we
                   rights you hold as limited partner:                       have authority to issue without any
                                                                             shareholder action.
                   .    Your exchange rights,                           .    Other amendments must generally be
                   .    Your distribution rights,                            approved by affirmative vote of the holders
                   .    Allocations of profits and losses to you or          of not less than a majority of the votes
                   .    Your obligations to make additional capital          entitled to be cast on the matter. However,
                        contributions.                                       any amendment to specified sections of our
                                                                             declaration of trust relating to our board
                                                                             of trustees, share transfer restrictions,
                                                                             amendments, and our duration requires the
                                                                             affirmative vote of two-thirds of all the
                                                                             votes entitled to be cast on the matter.

Vote Required to   Under Delaware law, the operating partnership may    Under our declaration of trust, our board
Dissolve the       be dissolved, other than in accordance with the      of trustees must obtain the approval of
Operating          terms of the operating partnership's limited         holders of at least two-thirds of all of
Partnership or     partnership agreement, only upon the unanimous       our outstanding shares of beneficial
Us                 vote of the limited partners.                        interest in order to dissolve us.

Distributions      The operating partnership must distribute cash       Subject to the preferential rights of any
                   from operations at least on a quarterly basis.       other shares or series of shares of
                   Distributions can be made in amounts determined by   beneficial interest and to the provisions
                   the general partner and are payable to the           of our declaration of trust regarding
                   partners in accordance with their respective         shares-in-trust, you, as a shareholder,
                   percentage interests in the operating partnership.   would be entitled to receive dividends if,
                                                                        as and when authorized and declared by our
                   Upon liquidation of the operating partnership,       board of trustees out of legally available
                   after payment of or adequate provision for debts     assets. You also would be entitled to share
                   and obligations of the operating partnership, any    ratably in our assets legally available for
                   remaining assets of the operating partnership will   distribution to our shareholders in the
                   be distributed to all partners with positive         event of our liquidation, dissolution or
                   capital accounts in accordance with their            winding-up after payment of, or adequate
                   respective positive capital account balances.        provision for, all of our known debts and
                                                                        liabilities.

                                                                        In order to qualify as a REIT, we must
                                                                        distribute at least 95% of our taxable
                                                                        income, excluding capital gains, and any
                                                                        taxable income, including capital gains not
                                                                        distributed, will be subject to corporate
                                                                        income tax. We intend to pay quarterly
                                                                        dividends to our shareholders.

Liability of       Your liability for the operating partnership's       As a shareholder, you would not be
Investors          debts and obligations is generally limited to the    personally liable for any of our
                   amount of your investments in the operating          obligations solely as a result of your
                   partnership, together with your interest in the      status as our shareholder. In addition, we
                   operating                                            must

                 partnership's undistributed income, if  any.              reimburse each shareholder or former
                                                                           shareholder for all legal and other
                                                                           expenses reasonably incurred by him in
                                                                           connection with any claim or liability
                                                                           successfully defended. In addition, it is
                                                                           our policy to include a clause in our
                                                                           contracts which provides that shareholders
                                                                           will not be personally liable for
                                                                           obligations entered into on our behalf.
                                                                           However, with respect to tort claims,
                                                                           contractual claims where shareholder
                                                                           liability is not removed, claims for taxes
                                                                           and statutory liability, the shareholders
                                                                           may, in some jurisdictions, be personally
                                                                           liable to the extent that we do not satisfy
                                                                           such claims. Inasmuch as we carry public
                                                                           liability insurance which we consider
                                                                           adequate, any risk of your personal
                                                                           liability is limited to situations in which
                                                                           our assets plus our insurance coverage
                                                                           would be insufficient to satisfy the claims
                                                                           against us and our shareholders.

Liquidity        You may transfer your interests in the operating          The issuance of the common shares to you
                 partnership subject to the following limitations:         will be registered under the Securities
                                                                           Act, and the common shares will be freely
                 .    Partnership units are not registered under           transferable, subject to the ownership
                      the Securities Act, or any state securities laws     limitations. The common shares are listed
                      and therefore may not be transferred unless they     on the New York Stock Exchange. The breadth
                      are first registered under the Securities Act, or    and strength of the secondary market will
                      an exemption from registration is available.         depend, among other things, upon the number
                 .    You may not transfer your partnership units          of shares outstanding, our financial
                      if the transfer would adversely affect our status    results and prospects, the general interest
                      as a REIT.                                           in our real estate investments and our
                                                                           dividend yield compared to that of other
                                                                           debt and equity securities.

                       Federal Income Tax Considerations

     The following is a summary of the material federal income tax considerations that may be relevant to a prospective holder of common shares. This discussion does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to shareholders, such as insurance companies, tax-exempt organizations, except to the extent described below, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States, except to the extent described below, subject to special treatment under the federal income tax laws.

     This discussion is based on current provisions of the Internal Revenue Code, existing, temporary, and currently proposed Treasury Regulations promulgated under the Internal Revenue Code, the legislative history of the Internal Revenue Code, existing administrative rulings and practices of the IRS, and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes. Akin, Gump, Strauss, Hauer & Feld, L.L.P. has opined that this summary of the material federal income tax consequences fairly summarizes, subject to the limitations described herein, the federal income tax considerations that are likely to be material to a holder of the common shares.

     Because your income tax considerations may vary depending on your personal investment or tax circumstances, we recommend you consult your own tax advisor regarding the specific tax consequences to you of the purchase, ownership, and sale of the common shares and of our election to be taxed as a REIT, including the federal, state, local, foreign, and other tax consequences of such purchase, ownership, sale, and election, and of potential changes in applicable tax laws.

Taxation of Prentiss Properties Trust


     We have elected to be taxed as a REIT since our tax year ending on December 31, 1996. We believe that, commencing with such taxable year, we have been organized and have operated in such a manner so as to qualify for taxation as a REIT under the Internal Revenue Code, and we intend to continue to operate in such a manner. In addition, Akin Gump has opined, based upon representations of fact given by us to them, that we were organized and have operated in conformity with the requirements for qualification as a REIT under the Internal Revenue Code beginning with our taxable year ending December 31, 1996, and through the date hereof and our current and proposed method of operation will enable us to continue to qualify as a REIT. In rendering its opinion, Akin Gump has not independently verified these facts. However, we can give no assurance the IRS will agree that we have or will remain so qualified.

     Qualification and taxation as a REIT depends upon our ability to continuously meet the various REIT qualification tests, which include actual annual operating results, distribution levels, and share ownership. No assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements.

     As a REIT, we generally are not subject to federal corporate income tax on our net income that is distributed currently to our shareholders. That treatment substantially eliminates the "double taxation", i.e., taxation at both the corporate and shareholder levels, that generally results from an investment in a corporation. However, we will be subject to federal income tax in the following circumstances:

     . we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

     . we may be subject to the "alternative minimum tax" on our undistributed items of tax preference, if any.

     . if we have (1) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

     . if we have net income from prohibited transactions, which are, in general, sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business, such income will be subject to a 100% tax.

     . if we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, and nonetheless have maintained our qualification as a REIT because other requirements have been met, we will be subject to a 100% tax on (1) the gross income attributable to the greater of the amount by which we fail the 75% or 95% gross income test multiplied by (2) a fraction intended to reflect our profitability.

     . if we should fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any

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

          undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. To the extent that we elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax.

     . if we acquire any asset from a C corporation, i.e., a corporation generally subject to full corporate-level tax, in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset, or any other asset, in the hands of the C corporation and we recognize gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by us, then to the extent of such asset's "built-in-gain", i.e., the excess of the fair market value of such asset at the time of our acquisition over the adjusted basis in such asset at such time, such gain will be subject to tax at the highest regular corporate rate applicable, as provided in Treasury Regulations that have not yet been promulgated. The results described above with respect to the recognition of "built-in-gain" assume that we will make an election pursuant to IRS Notice 88-19 if we were to make any such acquisition.

Requirements for Qualification


     The Internal Revenue Code defines a REIT as a corporation, trust, or association:

     (1)  that is managed by one or more trustees or directors;

     (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

     (3) that would be taxable as a domestic corporation, but for the REIT sections of the Internal Revenue Code;

     (4) that is neither a financial institution under the Internal Revenue Code nor an insurance company to which subchapter L of the Internal Revenue Code applies;

     (5)  the beneficial ownership of which is held by 100 or more persons;

     (6) not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals or entities during the last half of each taxable year (the "5/50 Rule");

     (7) that makes an election to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met in order to elect and maintain REIT status;

     (8) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Internal Revenue Code and Treasury Regulations promulgated thereunder; and

     (9)  that meets the Internal Revenue Code's income and asset tests.

     Beginning with the 1998 taxable year, if we comply with the requirements for ascertaining the ownership of our outstanding shares of beneficial interest and do not know or have reason to know that we have violated the 5/50 Rule, we will be deemed to satisfy the 5/50 Rule for the taxable year. We have issued sufficient common shares with sufficient diversity of ownership to allow us to satisfy requirements (5) and (6). In addition, our declaration of trust provides for restrictions regarding transfer of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in clauses
(5) and (6) above.

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

     For purposes of determining stock ownership under the 5/50 Rule, a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes is generally considered an individual. A trust that is a qualified trust under the Internal Revenue Code, however, is generally not considered an individual, and beneficiaries of such trust are treated as holding shares of a REIT in proportion to their actuarial interests in such trust for purposes of the 5/50 Rule.

     We currently have three wholly-owned subsidiaries, the general partner of the operating partnership, the general partner of Prentiss Properties Real Estate Fund I, L.P. and the general partner of Prentiss Austin Properties, L.P., and may have additional wholly-owned subsidiaries in the future. The Internal Revenue Code provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation all of the capital stock of which is owned by the REIT. In applying the requirements described herein, any of our "qualified REIT subsidiaries" will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as our assets, liabilities, and items of income, deduction, and credit. All of our corporate subsidiaries are "qualified REIT subsidiaries." Those subsidiaries, therefore, will not be subject to federal corporate income taxation, although they may be subject to state and local taxation.

     In the case of a REIT that is a partner in a partnership, the Treasury Regulations provide that the REIT will be deemed to own its proportionate share, determined on the basis of the REIT's capital interest in the partnership, of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the REIT tests of the Internal Revenue Code, including satisfying the gross income and asset tests described below. Thus, our proportionate share of the assets, liabilities, and items of income of the operating partnership and the noncorporate subsidiaries of the operating partnership will be treated as our assets, liabilities, and items of income for purposes of applying the requirements described herein.

Income Tests


     In order for us to qualify and to maintain our qualification as a REIT, two requirements relating to our gross income must be satisfied annually. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property" and, interest on obligations secured by mortgages on real property, or qualified temporary investment income. Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from such real property or temporary investments, and from dividends, other types of interest, and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

     The rent we receive from our tenants will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

     . the amount of rent must not be based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     . the rent received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if we, or a direct or indirect owner of 10% or more of our shares of beneficial interest, directly or constructively owns 10% or more of such tenant.

     . if rent attributable to personal property, leased in connection with a lease of a property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property."

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

     . for the rent to qualify as "rents from real property," we generally must not operate or manage our properties or furnish or render services to the tenants of such properties, other than through an "independent contractor" who is adequately compensated and from whom we derive no revenue.

The "independent contractor" requirement, however, does not apply to the extent the services provided by us are "usually or customarily rendered" in connection with the rental of space for occupancy only, e.g., furnishing water, heat, light, and air conditioning and cleaning windows, public entrances, and lobbies, and are not otherwise considered "rendered to the occupant", for example renting parking spaces on a reserved basis to tenants. In addition, we may furnish or render a very small amount of "noncustomary services" to the tenants of a property other than through an independent contractor as long as the amount that we receive for such services does not exceed 1% of our total receipts from the property. For this purpose, the amount attributable to our noncustomary services will be at least equal to 150% of our cost of providing the services.

     We do not charge rent for any portion of any property that is based, in whole or in part, on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above. Furthermore, we expect that, with respect to other properties that we may acquire in the future, we will not charge rent for any portion of any property that is based, in whole or in part, on the income or profits of any person to the extent that the receipt of such rent would jeopardize our status as a REIT. In addition, we currently do not receive any rent from a tenant which would be considered a related party under the Internal Revenue Code, and we expect that, to the extent that we receive rent from a tenant which would be considered a related party under the Internal Revenue Code in the future, such rent will not cause us to fail to satisfy either the 75% or 95% gross income test. We also currently do not receive rent attributable to personal property that is greater than 15% of the rent received under the applicable Lease. We expect that in the future we will not allow the rent attributable to personal property leased in connection with any lease of real property to exceed 15% of the total rent received under the lease, if the receipt of such rent would cause us to fail to satisfy either the 75% or 95% gross income test.

     Through the operating partnership and the noncorporate subsidiaries, none of which constitutes a qualifying independent contractor, we provide and will provide in the future real estate services to our tenants. We believe that all such services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise "rendered to the occupant," so that the provision of such services does not jeopardize the qualification of the rent as "rents from real property." In the case of any services that are not "usual and customary" under the foregoing rules, we employ and will continue to employ qualifying independent contractors to provide such services. Furthermore, we expect that we will not provide noncustomary services with respect to other properties that we acquire in the future, other than through a qualifying independent contractor, to the extent that the provision of such services would cause us to fail to satisfy either the 75% or 95% gross income test.

     If any portion of the rent does not qualify as "rents from real property" because such rent is attributable to personal property and exceeds 15% of the total rent received under the applicable lease, the portion of the rent that is attributable to the personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if the rent attributable to such personal property, plus any other income received by us during a taxable year that is not qualifying income for purposes of the 95% gross income test, exceeds 5% of our gross income during such year, we would likely lose our REIT status. If, however, any portion of the rent received under a lease does not qualify as "rents from real property" because either the rent is considered based on the income or profits of any person or the tenant is a Related Party Tenant, none of the rent we receive under such lease would qualify as "rents from real property." In that case, if the rent we receive under such a lease, plus any other income we receive during the taxable year that is not qualifying income for purposes of the 95% gross income test, exceeds 5% of our gross income for such year, we would likely lose our REIT status. Finally, if any portion of the rent does not qualify as "rents from real property" because we furnish noncustomary services to the tenants of a property other than through a qualifying independent contractor, none of the rent we receive with respect to the related property would qualify as "rents from real property." In that case, if the rent we receive with respect to the related property, plus any other income we receive during the taxable year that is not qualifying income for purposes of the 95% gross income test, exceeds 5% of our gross income for such year, we would lose our REIT status.

     Through our operating partnership, we may receive other types of income that will not qualify for purposes of the 75% or 95% gross income test. In particular, dividends paid with respect to the stock of Prentiss Properties Limited, Inc. owned by the operating partnership will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the operating partnership has received, and in the future will receive indirectly, fees for the performance of services by a noncorporate subsidiary with respect to properties that are owned, directly or indirectly, by the operating partnership. Although the tax law is not entirely clear, to the extent that the operating partnership owns, directly or indirectly, both an interest in such properties and an interest in the Noncorporate Subsidiary providing the services, such fees should be disregarded for purposes of the 75% and 95% gross income tests. However, the remainder of such fees received by the operating partnership, that is, any portion of the fees that is attributable to a third party's ownership interest in our properties, will be nonqualifying income for purposes of the 75% and 95% gross income tests. In addition, any fees received, directly or indirectly, by the operating partnership in exchange for providing services with respect to properties owned by unrelated third parties will not be qualifying income for purposes of the 75% and 95% gross income tests. Furthermore, to the extent that we receive interest that is accrued on the late payment of the rent, such amounts will not qualify as "rents from real property" and, thus, will not be qualifying income for purposes of the 75% gross income test, however, that interest will be treated as interest that qualifies for the 95% gross income test. We believe that the aggregate amount of any such nonqualifying income in any taxable year has not caused and will not cause us to fail to satisfy either the 75% or 95% gross income test.

     The net income derived from a prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property, other than foreclosure property, that is held primarily for sale to customers in the ordinary course of a trade or business. We believe that no asset owned by us or the operating partnership will be held for sale to customers and that a sale of any such asset will not be in the ordinary course of our or the operating partnership's business. Whether an asset is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the Internal Revenue Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that we can comply with the safe-harbor provisions of the Internal Revenue Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business."

     It is possible that, from time to time, we or the operating partnership will enter into hedging transactions with respect to one or more of our assets or liabilities. Any such hedging transaction could take a variety of forms, including interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that we or the operating partnership enters into an interest rate swap, cap agreement, option, futures contract, forward rate agreement, or similar financial instrument to reduce the interest rate risks with respect to indebtedness incurred or to be incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we or the operating partnership hedges with other types of financial instruments or in other situations, it may not be entirely clear how the income from those transactions will be treated for purposes of the various income tests that apply to REITs under the Internal Revenue Code. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

     If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we are entitled to relief under the Internal Revenue Code. Those relief provisions generally will be available if our failure to meet such tests is due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of those relief provisions. Even if those relief provisions apply, a 100% tax would be imposed on:

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

     . the gross income attributable to the greater of the amount by which we fail the 75% or 95% gross income test multiplied by

     .    a fraction intended to reflect our profitability.


Asset Tests

     We, at the close of each quarter of each taxable year, also must satisfy the following two tests relating to the nature of our assets:

     . at least 75% of the value of our total assets must be represented by cash or cash items, which generally include receivables, government securities, "real estate assets," (which generally includes interests in real property, interests in mortgages on real property and shares of other REITs) or, in cases where we raise new capital through stock or publicly offered long-term, at least five-year, debt, temporary investments in stock or debt instruments during the one-year period following our receipt of such capital.

     . of the investments not included in the 75% asset class, the value of any one issuer's securities we owned may not exceed 5% of the value of our total assets; and we may not own more than 10% of any one issuer's outstanding voting securities, except for its interests in the operating partnership, the noncorporate subsidiaries, and any qualified REIT subsidiary.

     For purposes of the 75% asset test, the term "interest in real property" includes an interest in land and improvements thereon, such as buildings or other inherently permanent structures, including items that are structural components of such buildings or structures, a leasehold of real property, and an option to acquire real property, or a leasehold of real property.

     For purposes of the asset tests, we are deemed to own our proportionate share of the assets of the operating partnership and each noncorporate subsidiary, rather than our interests in those entities. At least 75% of the value of our total assets have been and will be represented by real estate assets, cash and cash items, including receivables, and government securities. Through the operating partnership, we own 100% of the nonvoting stock of Prentiss Properties Limited, Inc. and hold unsecured notes issued by Prentiss Properties Limited, Inc. We do not own, directly or indirectly, any of the voting stock of Prentiss Properties Limited, Inc. and believe that the value of our ownership interest in Prentiss Properties Limited, Inc. does not exceed 5% of the value of our total assets. In addition, we have not owned, and will not own securities of any one issuer the value of which exceeds 5% of the value of our total assets or more than 10% of any one issuer's outstanding voting securities, except for our interests in the operating partnership, the noncorporate subsidiaries, and any qualified REIT subsidiary. In addition, we have represented that we will not acquire or dispose, or cause the operating partnership to acquire or dispose, of assets in the future in a way that would cause it to violate either asset test.

     If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT status if:

     . we satisfied the asset tests at the close of the preceding calendar quarter and

     . the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by an acquisition of nonqualifying assets.

If the condition described in the second clause is not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

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

Distribution Requirements


     In order to avoid corporate income taxation of our earnings, we are required to distribute each taxable year dividends, other than capital gain dividends and retained capital gains, to our shareholders in an aggregate amount at least equal to the sum of:

     . 95% of our "REIT taxable income", computed without regard to the dividends paid deduction and our net capital gain, and

     . 95% of the net income, after tax, if any, from foreclosure property, minus

     .    the sum of items of noncash income.

Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our federal income tax return for such year and if paid on or before the first regular dividend payment date after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 95%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax thereon at regular corporate tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of:

     .    85% of our REIT ordinary income for such year,

     .    95% of our REIT capital gain income for such year, and

     .    any undistributed taxable income from prior periods,

we would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. We have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirement. We may elect to retain and pay income tax on our long-term capital gains. Any such retained amount will be treated as having been distributed by us for purposes of the 4% excise tax described above.

     It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. Therefore, we may have less cash than is necessary to meet our annual 95% distribution requirement or to avoid corporate income tax or the excise tax imposed on undistributed income. In such a situation, we may find it necessary to arrange for short-term, or possibly long-term, borrowings or to raise funds through the issuance of preferred shares or common shares.

     We may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Although we may be able to avoid being taxed on amounts distributed as deficiency dividends, we will be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

Recordkeeping Requirements

     Pursuant to applicable Treasury Regulations, we must maintain records and request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding shares. We have complied and intend to continue to comply with such requirements in the future.

Failure to Qualify

     If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our shareholders in any year in which we fail to qualify will not be deductible nor will they be required to be made. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

Taxation of Taxable U.S. Shareholders

     As long as we qualify as a REIT, distributions made to our taxable U.S. shareholders out of current or accumulated earnings and profits, and not designated as capital gain dividends or retained capital gains, will be taken into account by such U.S. shareholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. As used herein, the term "U.S. shareholder" means a holder of common shares that for U.S. federal income tax purposes is:

     .    a citizen or resident of the U.S.,

     . a corporation, partnership, or other entity created or organized in or under the laws of the U.S. or of any political subdivision thereof,

     . an estate whose income from sources without the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or

     . any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

Distributions that are designated as capital gain dividends generally will be taxed as long-term capital gains, to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the shareholder has held his common shares. However, corporate shareholders may be required to treat up to 20% of capital gain dividends as ordinary income. We may elect to retain and pay income tax on our net long-term capital gains. In that case, our shareholders would include in income their proportionate share of our undistributed long-term capital gains. In addition, the shareholders would be deemed to have paid their proportionate share of the tax paid by us, which would be credited or refunded to the shareholders. Each shareholder's basis in his shares would be increased by the amount of the undistributed long- term capital gain included in the shareholder's income, less the shareholder's share of the tax paid by us.

     Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's common shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a shareholder's common shares, such distributions will be included in income as gains from the sale or exchange of a capital asset, assuming the common shares are capital assets in the hands of the shareholder. In addition, any distribution we declare in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by us and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by us during January of the following calendar year.

     Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, we would carry over such losses for potential offset against its future income. Taxable distributions from us and gain from the disposition of the common shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses", such as losses from limited partnerships which engage in passive activities in which a shareholder is a limited partner, against such income. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of common shares, or distributions treated as such, however, will be treated as investment income only if the shareholder so elects, in which case such capital gains will be taxed at ordinary income rates. We have notified and will continue to notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of Shareholders on the Disposition of the Common Shares

     In general, any gain or loss realized upon a taxable disposition of the common shares by a shareholder who is not a dealer in securities will be treated as capital gain or loss if the common shares have been held as a capital asset. Such gain or loss will generally constitute long-term capital gain or loss and will be taxable at a rate of 20% if the common shares have been held for more than twelve months. Otherwise, such a gain will be taxed at the holder's regular marginal tax rate. However, any loss upon a sale or exchange of common shares by a shareholder who has held such shares for six months or less, after applying holding period rules, will be treated as a long- term capital loss to the extent of distributions from us required to be treated by such shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of the common shares may be disallowed if other common shares are purchased within 30 days before or after the disposition.

Capital Gains and Losses

     The highest marginal individual income tax rate is 39.6%. The maximum tax rate on net capital gains applicable to noncorporate taxpayers is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of depreciable real property, held for more than 18 months is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions designated by us as capital gain dividends and any retained capital gains that we are deemed to distribute, we may designate, subject to limits, whether such a distribution is taxable to its noncorporate stockholders at a 20%, or 25% tax rate. Thus, the tax rate differential between capital gain and ordinary income for noncorporate taxpayers may be significant. In addition, the characterization of income as capital or ordinary may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against a noncorporate taxpayer's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

     We report and will continue to report to our U.S. shareholders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder is a corporation or is otherwise exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. If you are a Shareholder, and do not provide us with his correct taxpayer identification number, you may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against your income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to you if you fail to certify your nonforeign status to us. The Service has issued final regulations which alter the current system of backup withholding compliance and will be effective for distributions made after December 31, 1998 to foreign shareholders.

Taxation of Tax-Exempt Shareholders

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the IRS has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by us to tax-exempt entities generally should not constitute unrelated business taxable income. However, if tax-exempt entities finances its acquisition of the common shares with debt, a portion of its income from us will constitute unrelated business taxable income pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs section 501(c) (7), (9),
(17), and (20), respectively, of the Internal Revenue Code are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions from us as unrelated business taxable income. In addition, a pension trust that owns more than 10% of our shares may be required to treat a percentage of the dividends from us as unrelated business taxable income. That percentage is the gross income derived by us from an unrelated trade or business, determined as if we were a pension trust, divided by our gross income for the year in which the dividends are paid. The unrelated business taxable income rule applies to a pension trust holding more than 10% of our stock only if (1) the unrelated business taxable income percentage is at least 5%, (2) we qualify as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust, and
(3) we are a "pension-held" REIT, that is, either (A) one pension trust owns more than 25% of the value of our shares or (B) a group of pension trusts individually holding more than 10% of the value of our shares collectively own more than 50% of the value of our shares. Because the Ownership Limitation prohibits any pension trust from owning more than 8.5% of the common shares or more than 9.8% of any class or series of the Preferred Shares, we should not be a "pension-held" REIT.

Taxation of Non-U.S. Shareholders

     The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively referred to as foreign shareholders) are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective foreign shareholders should consult with their own tax advisors to determine the impact of federal, state, and local income tax laws with regard to an investment in the common shares, including any reporting requirements.

     If you are a foreign shareholder, distributions that are not attributable to gain from our sales or exchanges of U.S. real property interests and that we do not designate as capital gains dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the common shares is treated as effectively connected with the foreign shareholder's conduct of a U.S. trade or business, the foreign shareholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions, and also may be subject to the 30% branch profits tax in the case of a foreign shareholder that is a non-U.S. corporation. We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any such distributions made to a foreign shareholder unless a lower treaty rate applies and any required form evidencing eligibility for that reduced rate is filed with us or the foreign shareholder files an IRS Form 4224 with us claiming that the distribution is effectively connected income. The Service has issued final regulations that modify the manner in which we comply with the withholding requirements. Those regulations are effective for distributions made after December 31, 1998. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's common shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a foreign shareholder's common shares, such distributions will give rise to tax liability if the foreign shareholder would otherwise be subject to tax on any gain from the sale or disposition of his common shares, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. Amounts so withheld, however, are refundable to the extent it is determined subsequently that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

     We are required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%.

     For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a foreign shareholder under the provisions of the Foreign Investment in Real property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a foreign shareholder as if such gain were effectively connected with a U.S. business. Foreign shareholders thus would be taxed at the normal capital gain rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a non-U.S. corporate shareholder not entitled to treaty relief or exemption. We are required to withhold 35% of any distribution that is designated by us as a capital gains dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

     Gain recognized by a foreign shareholder upon a sale of his common shares generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-U.S. persons. However, because the common shares will be publicly traded, no assurance can be given that we are or will continue to be a "domestically controlled REIT." In addition, a foreign shareholder that owned, actually or constructively, 5% or less of the common shares or preferred shares at all times during a specified testing period will not be subject to tax under FIRPTA if the common shares or preferred shares, as applicable, are "regularly traded" on an established securities market. Furthermore, gain not subject to FIRPTA will be taxable to a foreign shareholder if (1) investment in the common shares is effectively connected with the foreign shareholder's U.S. trade or business, in which case the foreign shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the foreign shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of the common shares were to be subject to taxation under FIRPTA, the foreign shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain, subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations.

Possible Legislation or Other Action Affecting Tax Consequences

     The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect an investment in us. For example, a proposal issued by President Clinton on February 2, 1998, if enacted into law, may adversely affect our ability to expand the present activities of our management subsidiaries. We cannot predict whether, when, in what forms, or with what effective dates, the tax laws applicable to us or an investment in us will be changed.

Other Tax Consequences

     We, the general partner, the operating partnership, Prentiss Properties Limited, Inc., a noncorporate subsidiary, or our shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we, it or they own property, transact business, or reside. Such state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in us.

     In particular, the State of Texas imposes a franchise tax upon corporations and limited liability companies that do business in Texas, including REITs that are organized as corporations. While we are organized as a Maryland real estate investment trust and are therefore not subject to the Texas franchise tax, we own, directly or indirectly, qualified REIT subsidiaries and limited liability companies that are subject to the tax. The Texas franchise tax imposed on a corporation doing business in Texas generally is equal to the greater of (1)
 .25% of "taxable capital", generally, financial accounting net worth with adjustments, apportioned to Texas; or (2) 4.5% of "taxable earned surplus", generally, federal taxable income with adjustments, apportioned to Texas. A corporation's taxable capital and taxable earned surplus are apportioned to Texas based upon a fraction, the numerator of which is the corporation's gross receipts from business transacted in Texas and the denominator of which is the corporation's gross receipts from all sources.

Tax Aspects of the Operating Partnership and the Noncorporate Subsidiaries

     The following discussion summarizes material federal income tax considerations applicable to our direct or indirect investment in the operating partnership and the Noncorporate Subsidiaries, each of the operating partnership and the noncorporate subsidiaries is referred to herein as a "partnership". The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as a Partnership

     We will be entitled to include in our income our distributive share of each partnership's income and to deduct our distributive share of each partnership's losses only if each Partnership is classified for federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. An entity will be classified as a partnership rather than as a corporation for federal income tax purposes if the entity is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification and is not a "publicly traded" partnership.

     In general, under the entity classification regulations, we will be treated as a partnership for federal income tax purposes. The federal income tax classification of an entity that was in existence prior to January 1, 1997, the effective date of the entity classification regulations, such as the partnerships, will be respected for all periods prior to January 1, 1997 if:

     .    the entity had a reasonable basis for its claimed classification,

     . the entity and all members of the entity recognized the federal tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997, and

     . neither the entity nor any of its members was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination.

Each partnership in existence on January 1, 1997 reasonably claimed partnership classification under the entity classification regulations in effect prior to January 1, 1997, and such classification should be respected for federal income tax purposes. In addition, no partnership was notified by a taxing authority on or before May 8, 1996 that its classification was under examination. The partnerships intend to continue to be classified as partnerships and no partnership will elect to be treated as an association taxable as a corporation for federal income tax purposes under the entity classification regulations. We have represented to Akin, Gump that, to the best of our knowledge, each partnership will be treated as a "partnership" for federal income tax purposes.

     A publicly traded partnership is a partnership whose interests trade on an established securities market or are readily tradable on a secondary market, or the substantial equivalent thereof. A publicly traded partnership will be treated as a corporation for federal income tax purposes unless at least 90% of such partnership's gross income for a taxable year consists of "qualifying income" under the publicly traded partnership provisions of the Internal Revenue Code, which generally includes any income that is qualifying income for purposes of the 95% gross income test applicable to REITs. The U.S. Treasury Department has issued regulations that provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if all interests in the partnership were issued in a transaction, or transactions, that was not required to be registered under the Securities Act, and the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity, that is, a partnership, grantor trust, or S corporation, that owns an interest in the partnership is treated as a partner in such partnership only if substantially all of the value of the owner's interest in the flow-through entity is attributable to the flow-through entity's interest, direct or indirect, in the partnership and a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100-partner limitation. Each partnership qualifies for this private placement exclusion. If a partnership is considered a publicly traded partnership under the publicly traded partnership regulations because it is deemed to have more than 100 partners, such partnership should not be treated as a corporation because it should have a sufficient amount of passive-type income to meet the qualifying income exception to publicly traded partnership status.

     If for any reason one of the partnerships are taxable as corporations, rather than as partnerships, for federal income tax purposes, we would likely not be able to qualify as a REIT. In addition, any change in a partnership's status for tax purposes might be treated as a taxable event, in which case we might incur a tax liability without any related cash distribution. Further, items of income and deduction of such partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such partnership's taxable income.

Income Taxation of the Partnerships and their Partners

     Partners, not Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, we will be required to take into account its allocable share of each Partnership's income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

     Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under the partnership provisions of the Internal Revenue Code and Treasury Regulations if they do not comply with those provisions. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each partnership's allocations of taxable income and loss are intended to comply with the requirements of the partnership provisions of the Internal Revenue Code and the Treasury Regulations.

     Tax Allocations with Respect to Contributed Properties. Pursuant to the partnership provisions of the Internal Revenue Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution.

     Under the operating limited partnership agreement, depreciation or amortization deductions of the operating partnership generally are allocated among the partners in accordance with their respective interests in the operating partnership, except to the extent that the operating partnership is required under the partnership provisions of the Internal Revenue Code and Treasury Regulations to use a method for allocating tax depreciation deductions attributable to our properties that results in our receiving a disproportionately large share of such deductions. In addition, gain on the sale of a property contributed to the operating partnership in exchange for Units will be specially allocated to the contributor to the extent of any "built-in" gain with respect to such property for federal income tax purposes. Depending on the allocation method elected under the Internal Revenue Code, it is possible that we may be allocated lower amounts of depreciation deductions for tax purposes with respect to contributed properties than would be allocated to us if such properties were to have a tax basis equal to their fair market value at the time of contribution and may be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic profit allocated to us as a result of such sale. These allocations may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirement, although we do not anticipate that this event will occur. The foregoing principles also will affect the calculation of our earnings and profits for purposes of determining which portion of our distributions is taxable as a dividend. The allocations described in this paragraph may result in a higher portion of our distributions being taxed as dividends than would have occurred had we purchased our properties for cash.

     Basis in Operating Partnership Interest. Our adjusted tax basis in our partnership interest in the operating partnership generally is equal to (1) the amount of cash and the basis of any other property contributed to the operating partnership by us, (2) increased by (A) our allocable share of the operating partnership's income and (B) our allocable share of indebtedness of the operating partnership, and (3) reduced, but not below zero, by (A) our allocable share of the operating partnership's loss and (B) the amount of cash distributed to us, including constructive cash distributions resulting from a reduction in our share of indebtedness of the operating partnership.

     If the allocation of our distributive share of the operating partnership's loss would reduce the adjusted tax basis of our partnership interest in the operating partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that the operating partnership's distributions, or any decrease in our share of the indebtedness of the operating partnership, would reduce our adjusted tax basis below zero, such distributions, including such constructive distributions, will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as capital gain, and if our partnership interest in the operating partnership has been held for longer than the one-year long-term capital gain holding period, the distributions and constructive distributions will constitute long-term capital gain.

Sale of the Operating Partnership's or a Noncorporate Subsidiary's Property

     Generally, any gain realized by a partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by a partnership on the disposition of the contributed properties, and any gain recognized upon the disposition of the properties acquired by a Partnership for cash, over and above the gain allocated to the contributor, as discussed above, will be allocated among the partners in accordance with their respective percentage interests in the partnership. Our bylaws provide that any decision to sell any real estate asset in which a trustee, or officer, or any affiliate of the foregoing, has a direct or indirect interest, will be made by a majority of the trustees including a majority of the Independent Trustees.

     Our share of any gain realized by a partnership on the sale of any property held by the partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. We, however, do not presently intend to acquire or hold or to allow a partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or the Partnership's trade or business.

Manager

     The operating partnership owns 100% of the nonvoting stock of Prentiss Properties Limited, Inc., which stock represents in the aggregate a 95% economic interest in Prentiss Properties Limited, Inc. The operating partnership also holds notes issued by Prentiss Properties Limited, Inc. in the aggregate initial principal amount of $34.75 million. By virtue of its ownership of the operating partnership, we are considered to own its pro rata share of such stock and notes.

     As noted above, for us to qualify as a REIT the value of the equity and debt securities of Prentiss Properties Limited, Inc. held, directly or indirectly, by us may not exceed 5% of the total value of our assets. In addition, we may not own, directly or indirectly, more than 10% of the voting stock of Prentiss Properties Limited, Inc. We do not own, directly or through the operating partnership, any of the voting securities of Prentiss Properties Limited, Inc. In addition, we believe that the value of the equity and debt securities of Prentiss Properties Limited, Inc. is significantly less than 5% of the total value of its assets. However, if the IRS were to successfully challenge these determinations and conclude that the value of the equity and debt securities of Prentiss Properties Limited, Inc. exceeded 5% of our total assets, we would likely fail to qualify as a REIT.

     Prentiss Properties Limited, Inc. is organized as a corporation and pays federal, state and local income taxes on its taxable income at normal corporate rates. Any such taxes reduce amounts available for distribution by Prentiss Properties Limited, Inc., which in turn reduce amounts available for distribution to our shareholders.

                             Plan of Distribution

     This prospectus relates to our possible issuance of up to 20,126 common shares to the following limited partners to the extent that they tender the partnership units opposite their respective names to the operating partnership for redemption:

                                                                         Common Shares Issuable
                                                                         ----------------------
                                                                         upon Redemption of
                                                                         ------------------
       Limited Partners              Partnership Units Held              Partnership Units
       -----------------             ----------------------              -----------------
James J. Gorman                             10,063                             10,063
Christopher J. Knauer                       10,063                             10,063
                                            ------                             ------
Total                                       20,126                             20,126
                                            ======                             ======

     Pursuant to the operating partnership's limited partnership agreement, the above limited partners contributed interests in assets to the capital of the operating partnership in exchange for the partnership units opposite their respective names. Pursuant to the registration rights agreement, we agreed to file with the SEC a registration statement, of which this prospectus is a part, with respect to the issuance of common shares to the limited partners upon redemption of their partnership units.

     We will not receive any cash proceeds from the issuance of the common shares to you but will acquire one partnership unit in exchange for each common share that we issue. Consequently, with each redemption, our interest in the operating partnership will increase. We will pay all costs, expenses and fees in connection with the registration of the common shares.

                                Legal Opinions

     The legality of the issuance of the common shares will be passed upon by Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                                    Experts

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K and 10-K/A of Prentiss Properties Trust for the year ended December 31, 1998 and the audited historical statements of revenues over certain operating expenses included on pages 19 through 27 of Prentiss Properties Trust's Form 8-K filed October 9, 1998 and amended December 24, 1998, January 25, 1999 and April 1, 1999 and pages 5 through 20 of Prentiss Properties Trust's Form 8-K filed February 16, 1999 and amended April 1, 1999 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      Where You Can Find More Information

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our web site at http://www.pplinc.com or at the SEC's web site at http://www.sec.gov.

     We filed a registration statement on Form S-3 to register with the SEC the common shares. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date hereof until our offering is completed.

     1. Our Annual Report on Form 10-K, File No. 001-14516, for the year ended December 31, 1998, filed on March 29, 1999, as amended by Amendment No. 1 filed on April 23, 1999.

     2.   Our Quarterly Reports filed since January 1, 1999 as follows:

          . Form 10-Q for the quarter ended June 30, 1999, File No. 001-14516, filed on August 12, 1999.

          . Form 10-Q for the quarter ended March 31, 1999, File No. 001-14516, filed on May 13, 1999.

     3.   Our Current Reports filed since January 1, 1999 as follows:

          . Form 8-K, File No. 001-14516, filed on February 16, 1999 as amended by Amendment No.1 filed on April 1, 1999.

          . Form 8-K, File No. 001-14516, filed on October 9, 1998, as amended by Amendment No. 1 filed on December 24, 1998, Amendment No. 2 filed on January 25, 1999, and Amendment No. 3 filed on April 1, 1999.

     4. The description of the common shares contained in our registration statement on Form 8-A, File No. 001-14516, filed on October 17, 1996, under the Exchange Act, including any reports filed under the Exchange Act for the purpose of updating such description.

     5. The description of the Series B Junior Preferred Shares contained in our registration statement on Form 8-A, File No. 000-23813, filed on February 17, 1998, as amended by our registration statement of Form 8-A, File No. 001-14516, filed on March 10, 1998, including any reports filed under the Exchange Act for the purpose of updating such description.

     You may request a copy of these filings, at no cost, by writing or telephoning:

          Prentiss Properties Trust
          3890 W. Northwest Highway, Suite 400
          Dallas, Texas 75220
          (214) 654-0886

     You should rely on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have authorized no one to provide different information to you. We are not making an offer of these securities in any state where such offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following sets forth the estimated expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the securities being registered hereby, all of which be paid for by Prentiss Properties Trust (the "Company"):

     SEC registration fee........................  $   125
     Accounting fees and expenses................  $ 4,000
     Blue Sky fees and expenses..................  $ 1,000
     Legal fees and expenses.....................  $20,000
     Printing....................................  $ 5,000
     Miscellaneous...............................  $ 1,875
                                                   -------
       TOTAL.....................................  $32,000
                                                   =======

Item 15. Indemnification of Officers and Directors

     Maryland REIT law permits a Maryland real estate investment trust to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The declaration of trust of the Company contains such a provision which eliminates such liability to the maximum extent permitted by Maryland REIT law.

     The Company's declaration of trust authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(a) any present or former Trustee or officer or (b) any individual who, while a Trustee of the Company and at the request of the Company, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former shareholder. The bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to (a) any present or former Trustee or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a Trustee of the Company and at the request of the Company, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Company's declaration of trust and bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company. The Company's bylaws require the Company to indemnify a Trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

     Maryland REIT law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as is permitted by Maryland General Corporation Law for directors and officers of Maryland corporations. Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless a court orders indemnification and then only for expenses. In accordance with Maryland General Corporation Law, the bylaws of the Company require it, as a condition to advancing expenses, to obtain (a) a written affirmation by the Trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Company's bylaws and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

Item 16. Exhibits and Financial Statement Schedules

(a)  Exhibits


Exhibit
Number                            Exhibits
-------                           --------
3.1 -- Form of Amended and Restated Declaration of Trust of the Company (filed as Exhibit 3.1 to the Company's Registration Statement on Amendment No. 1 of Form S-11, filed on September 18, 1996, File No. 333-09863, and incorporated by reference herein).

3.2 -- Articles Supplementary to the Amended and Restated Declaration of Trust Classifying and Designating the Series A Preferred Shares (filed as Exhibit 3.1 to the Company's Current Report on Form 8-K, filed on January 15, 1998, and incorporated by reference herein).

3.3 -- Articles Supplementary, dated February 17, 1998, Classifying and Designating a Series of Preferred Shares of Beneficial Interest as Junior Participating Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest, Series B, and Fixing Distribution and Other Preferences and Rights of Such Shares (filed as Exhibit 3 to the Company's Registration Statement on Form 8-A, filed on February 17, 1998, File No. 000-23813, and incorporated by reference herein).

3.4 -- Articles Supplementary, dated June 25, 1998, Classifying and Designating a Series of Preferred Shares of Beneficial Interest as Series B Cumulative Redeemable Perpetual Preferred Shares of Beneficial Interest and Fixing Distribution and Other Preferences and Rights of Such Shares (filed as Exhibit 3.5 to the Company's Form 10-Q, filed on August 12, 1998, and incorporated by reference herein).

3.5 -- Bylaws of the Company (filed as Exhibit 3.2 to the Company's Registration Statement on Amendment No. 1 of Form S-11, filed on September 18, 1996, File No. 333-09863, and incorporated by reference herein).

4.1 -- Form of common shares Certificate (filed as Exhibit 4.1 to the Company's Registration Statement on Amendment No. 1 of Form S-11, filed on September 18, 1996, File No. 333-09863, and incorporated by reference herein).

4.2 -- Rights Agreement, dated February 6, 1998, between the Company and First Chicago Trust Company of New York, as Rights Agent (filed as
          Exhibit 4.1 to the Company's Registration Statement on Form 8-A, filed on February 17, 1998, File No. 000-23813, and incorporated by reference herein).

  4.3 -- Form of Rights Certificate (included as Exhibit A to the Rights Agreement).

**5         -- Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

 *8 -- Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. regarding tax matters.

 *10.1 -- Registration Rights Agreement, dated August 26, 1998, between the Prentiss Properties Trust, Prentiss Properties Acquisition Partners, L.P., Prentiss Properties I, Inc., James J. Gorman and Christopher
            J. Knauer.

  10.2 -- Second Amended and Restated Agreement of Limited Partnership of Prentiss Properties Acquisition Partners, L.P. (filed as Exhibit
            10.2 to the Company's Annual Report on Form 10-K, filed on March 25,
            1997).

  10.3 -- First Amendment to the Second Amended and Restated Agreement of Limited Partnership of Prentiss Properties Acquisition Partners, L.P. (filed as Exhibit 4.1 to the Company's Current Report on
            Form 8-K, filed on January 15, 1998).

  10.4 -- Second Amendment to the Second Amended and Restated Agreement of Limited Partnership of Prentiss Properties Acquisition Partners, L.P. (filed as Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q, filed on August 12, 1998).

**23.1 -- Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in Exhibits 5 and 8).

**23.2      -- Consent of PricewaterhouseCoopers LLP.

 *24 -- Power of Attorney (included on the signature page of this Registration Statement).

__________________

*  Previously filed.
** Filed herewith.

(b)   Financial Statement Schedules

None

Item 17. Undertakings

         The undersigned registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that the in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         The undersigned registrant further hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, state of Texas, on September 13, 1999.


                                   PRENTISS PROPERTIES TRUST



                                   By: /s/ Thomas F. August
                                       ------------------------------
                                       Thomas F. August
                                       President and Chief Operating Officer



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated below.

            Name                                        Title                                      Date
            ----                                        -----                                      -----
/s/ MICHAEL V. PRENTISS*                    Chairman of the Board and Chief Executive
-----------------------------               Officer
Michael V. Prentiss                         (Principal Executive Officer)                September 13, 1999

/s/ THOMAS F. AUGUST                        President, Chief Operating Officer
-----------------------------               and Trustee                                  September 13, 1999
Thomas F. August

/s/ THOMAS J. HYNES, JR.*                   Trustee                                      September 13, 1999
-----------------------------
Thomas J. Hynes, Jr.

/s/ BARRY J.C. PARKER*                      Trustee                                      September 13, 1999
-----------------------------
Barry J.C. Parker

/s/ LEONARD M. RIGGS, JR.*                  Trustee                                      September 13, 1999
-----------------------------
Leonard M. Riggs, Jr.

/s/ RONALD G. STEINHART*
_______________________________             Trustee
Ronald G. Steinhart                                                                       September 13, 1999

/s/ LAWRENCE A. WILSON*
_____________________________               Trustee
Lawrence A. Wilson                                                                        September 13, 1999

/s/ MICHAEL A. ERNST*
_____________________________               Senior Vice President, Chief Financial
Michael A. Ernst                            Officer and Treasurer
                                            (Principal Financial Officer)                 September 13, 1999

/s/ RICHARD J. BARTEL*
_____________________________               Executive Vice President, and
Richard J. Bartel                           Chief Administrative Officer; President,
                                            Prentiss Property Services                    September 13, 1999

/s/ THOMAS P. SIMON*
_____________________________               Senior Vice President
Thomas P. Simon                             (Chief Accounting Officer)                    September 13, 1999



*By: /s/ THOMAS F. AUGUST
    _________________________
        Thomas F. August
        Attorney-in-Fact

                                 EXHIBIT INDEX

Exhibit
Number                               Exhibits
-------                              --------
3.1            --   Form of Amended and Restated Declaration of Trust of the
               Company (filed as Exhibit 3.1 to the Company's Registration
               Statement on Amendment No. 1 of Form S-11, filed on September 18,
               1996, File No. 333-09863, and incorporated by reference herein).

3.2            --   Articles Supplementary to the Amended and Restated
               Declaration of Trust Classifying and Designating the Series A
               Preferred Shares (filed as Exhibit 3.1 to the Company's Current
               Report on Form 8-K, filed on January 15, 1998, and incorporated by reference herein).

3.3            --   Articles Supplementary, dated February 17, 1998, Classifying and Designating a Series of Preferred Shares of Beneficial
               Interest as Junior Participating Cumulative Convertible
               Redeemable Preferred Shares of Beneficial Interest, Series B, and
               Fixing Distribution and Other Preferences and Rights of Such
               Shares (filed as Exhibit 3 to the Company's Registration
               Statement on Form 8-A, filed on February 17, 1998, File No. 000-
               23813, and incorporated by reference herein).

3.4            --   Articles Supplementary, dated June 25, 1998, Classifying and
               Designating a Series of Preferred Shares of Beneficial Interest
               as Series B Cumulative Redeemable Perpetual Preferred Shares of
               Beneficial Interest and Fixing Distribution and Other Preferences
               and Rights of Such Shares (filed as Exhibit 3.5 to the Company's
               Form 10-Q, filed on August 12, 1998, and incorporated by
               reference herein).

3.5            --   Bylaws of the Company (filed as Exhibit 3.2 to the Company's
               Registration Statement on Amendment No. 1 of Form S-11, filed on
               September 18, 1996, File No. 333-09863, and incorporated by reference herein).

4.1            --   Form of common shares Certificate (filed as Exhibit 4.1 to the Company's Registration Statement on Amendment No. 1 of Form
               S-11, filed on September 18, 1996, File No. 333-09863, and incorporated by reference herein).

4.2            --   Rights Agreement, dated February 6, 1998, between the
               Company and First Chicago Trust Company of New York, as Rights
               Agent (filed as Exhibit 4.1 to the Company's Registration
               Statement on Form 8-A, filed on February 17, 1998, File No. 000-
               23813, and incorporated by reference herein).

4.3            --   Form of Rights Certificate (included as Exhibit A to the
               Rights Agreement).


**5            --   Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

*8             --   Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
               regarding tax matters.

*10.1          --   Registration Rights Agreement, dated August 26, 1998,
               between the Prentiss Properties Trust, Prentiss Properties
               Acquisition Partners, L.P., Prentiss Properties I, Inc., James J.
               Gorman and Christopher J. Knauer.

10.2           --   Second Amended and Restated Agreement of Limited Partnership
               of Prentiss Properties Acquisition Partners, L.P. (filed as
               Exhibit 10.2 to the Company's Annual Report on Form 10-K, filed on March 25, 1997).

10.3           --   First Amendment to the Second Amended and Restated Agreement
               of Limited Partnership of Prentiss Properties Acquisition
               Partners, L.P. (filed as Exhibit 4.1 to the Company's Current
               Report on Form 8-K, filed on January 15, 1998).

10.4           --   Second Amendment to the Second Amended and Restated
               Agreement of Limited Partnership of Prentiss Properties
               Acquisition Partners, L.P. (filed as Exhibit 10.3 to the
               Company's Quarterly Report on Form 10-Q, filed on August 12,
               1998).

**23.1         --   Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
               (included in Exhibits 5 and 8).

**23.2         --   Consent of PricewaterhouseCoopers LLP.

*24            --   Power of Attorney (included on the signature page of this
               Registration Statement).

-----------------------

*    Previously filed.
**   Filed herewith.